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                                                                    EXHIBIT 99.1


SABINE ROYALTY TRUST

                                  PRESS RELEASE

                          SABINE ROYALTY TRUST DECLARES
                        MONTHLY CASH DISTRIBUTION FOR MAY

         DALLAS, TEXAS, MAY 5, 2003 - Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE - SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.26979 per unit, payable on May 29, 2003, to unit holders of record on May 15, 2003.

         Due to the timing of the end of the month of April, approximately $1,500,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. These revenues were not posted primarily because of industry wide mergers of major oil companies which resulted in wholesale changes of specific well and lease coding of revenue proceeds to the Trust. These unannounced changes require intensive research on the part of the Trust to accommodate and incorporate such changes into the revenue processing flow. Once these changes are incorporated, this should alleviate the level of revenues not distributed.

         For more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.


                                      * * *

CONTACT:
      Ron E. Hooper, Senior Vice President
      Bank of America, N.A., Trustee
      (800) 365-6544